INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT'S CONSENT



We consent to the incorporation by reference in the Registration Statements of Pease Oil and Gas Company on Form S-3 (SEC File Nos. 33-94536 with an effective date of July 24, 1996, and 333-19589 with an effective date of February 10,
1997) of our report dated February 21, 1997 on our audits of the consolidated statements of Pease Oil and Gas Company as of December 31, 1996, and for the years ended December 31, 1996 and 1995, which report is included in the Annual Report of Pease Oil and Gas Company on Form 10-KSB.


/s/ Hein + Associates LLP

HEIN + ASSOCIATES LLP


Denver, Colorado
March 26, 1997